Exhibit 10.33

April 1, 2021

Mr. Gregory B. Lykins

Vice Chairman of the Board

First Busey Corporation

100 West University Avenue

Champaign, Illinois 61820

Dear Greg:

As you know, in connection with the merger of Main Street Trust, Inc. with First Busey Corporation ("Busey") you entered into that certain letter of understanding dated September 20, 2006, which set forth the terms of your employment from the merger until June 30, 2010. Effective July, 1, 2010, the terms of your employment were modified pursuant to the terms and conditions of a letter agreement dated December 31, 2010 (the "Second Letter Agreement"). The purpose of this new letter of understanding is to memorialize the changes to the terms of your employment which were effective July 1, 2020.

Accordingly, Busey requests your signature below and subsequent delivery of this letter of understanding to evidence confirmation of your understanding of and agreement to the following terms:

(1)Your position is a non-officer, at-will employment position providing services on special projects and developments and you will report to the Chairman, President and CEO of Busey until June 30, 2022.
(2)Your annual salary, payable in accordance with Busey's payroll practices, will be $100,000 effective July 2020 and $75,000 effective July 1, 2021 through June 30, 2022.
(3)Until June 30, 2020, you will be eligible to receive discretionary cash bonuses and, until July 31, 2020, you will be eligible to receive equity based award grants, in each case as may be determined by the Compensation Committee of the Board of Directors of Busey in their sole discretion.  Commencing in 2021, you will receive equity based award grants in the same manner as non-employee directors.
(4)Until June 30, 2022, you will continue to be eligible to participate in Busey's general benefits program, which includes tax-qualified retirement and welfare benefit plans, on the same terms offered to other non-executive employees generally.

Mr. Gregory B. Lykins

April 1, 2021

(5)Until June 30, 2022, you will continue to serve as a member of the Board of Directors of Busey as Vice Chairman (subject to future elections by its shareholders), but will not receive Board fees for that service.

This letter of understanding supersedes, and replaces in its entirety, the Second Letter Agreement.

Please acknowledge your acceptance of this letter and its terms and return one copy to me.

Very truly yours,

FIRST BUSEY CORPORATION

/s/ VAN A. DUKEMAN
Van A. Dukeman
Chairman, President and CEO

Acknowledged and agreed to
this	1st	day of April, 2021.

/s/ GREGORY B. LYKINS
Gregory B. Lykins